Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

T1 Energy Inc.
(Exact Name of Registrant as Specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)		Maximum Aggregate Offering Price(2)		Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Equity	Common Stock, par value of $0.01 per share(3)	457(c)	65,877,960	$1.19	(4)	$78,394,772.40		0.00015310	(5)	$12,002.24
Equity	Convertible Preferred Stock(3)	457(o)				50,000,000	(6)	0.00015310	(5)	$7,655.00
Total Offering Amounts						$128,394,772.40				$19,657.24
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due										$19,657.24

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee.
(3)	This Registration Statement on Form S-3 covers: (1) shares of common stock, par value of $0.01 per share (“Common Stock”), of T1 Energy, Inc. (the “Company” or “Registrant”), (i) issued as part of the total consideration for the transactions under the transaction agreement dated November 6, 2024 between the Company and Trina Solar (Schweiz) AG (the “Seller”), by the Company to the Seller in aggregate amount of 15,437,847 shares of Common Stock (the “Share Consideration”); (ii) issuable in an aggregate of up to 20,000,000 shares of Common Stock underlying the 5,000,000 preferred shares (the “Convertible Preferred Stock”), which comprises one of two tranches of 5,000,000 shares of Convertible Preferred Stock purchased by certain funds and accounts managed by Encompass Capital Advisors LLC (“Encompass”) pursuant to a preferred stock purchase agreement dated as of November 6, 2024, among the Company and Encompass, pursuant to which Encompass purchased non-voting Convertible Preferred Stock of the Company in exchange for $100.0 million, to be funded across two tranches of $50.0 million each, and with a conversion price of $2.50 per share of Common Stock in an aggregate amount of up to 40,000,000 shares of Common Stock, or such other price as is used in the conversion of the Convertible Preferred Stock; and (iii) 30,440,113 shares of Common Stock underlying the $80.0 million, 7% unsecured convertible note due in 5 years (the “Convertible Note Instrument”) issued to the Seller, which, subject to CFIUS approval, is convertible in up to two conversions, comprising (a) 12,521,653 shares in the first conversion and (b) 17,918,460 shares from the second conversion (the second conversion of the Convertible Note Instrument is also subject to the Company obtaining stockholder approval prior to such second conversion); and (2) 5,000,000 shares of Convertible Preferred Stock.
(4)	Estimated in accordance with Rule 457(c) of the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price for the Common Stock in connection with the Common Stock is an amount equal to $1.19, the average of the high ($1.23) and low ($1.15) prices of the Company’s Common Stock on the NYSE on April 2, 2025.
(5)	Determined in accordance with Section 6(b) of the Securities Act, a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.
(6)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.